CONSENT OF INDEPENDENT AUDITORS

     As independent public accountants, we hereby consent to the inclusion of our report included in this Form 8-K/A of our report dated June 1, 1998. It should be oted that we have not audited any financial statements of the company subsequent to March 31, 1998 or performed any audit procedures subsequent to the date of our report.


Binder Hamlyn
Chartered Accountants
London
England
January 15, 1999